As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-201807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT THERAPEUTICS PLC

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

England and Wales	2834	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Glyn Edwards, Chief Executive Officer

85b Park Drive

Milton Park, Abingdon

Oxfordshire OX14 4RY

United Kingdom

+44 1235 443 939

(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

+1 212 894 8440

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian A. Johnson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 +1 212 230 8800	Michael D. Maline, Esq. Goodwin Procter LLP The New York Times Building 620 8th Avenue New York, NY 10018 +1 212 813 8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment is being filed solely to include Exhibit 5.1, Exhibit 8.2 and Exhibit 10.3 to the Registration Statement (Registration No. 333-201807). No other changes have been made to the Registration Statement. Accordingly, this amendment consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	6. Indemnification of directors.

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every person who is or was at any time a director, alternate director, secretary or other officer (excluding an auditor) of the Registrant or of any of its subsidiaries may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses, damages and liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to such group company. Generally, under the Companies Act 2006, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

Reference is made to Section 9 of the form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement, which sets forth the Registrant’s and the underwriters’ respective agreement to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

The Registrant expects to enter into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require the Registrant, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of the Registrant, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at the Registrant’s request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item	7. Recent sales of unregistered securities

Listed below are the securities we issued within the last three years that were not registered under the Securities Act.

(a) Option awards

Date of Grant	Number of Shares Underlying Share Options	Current Exercise Price per Share (£)
May 10, 2012	1,417,250	0.60
December 24, 2012	500,000	0.85
January 13, 2013	90,709	0.20
May 30, 2013	100,000	0.80
December 18, 2013	1,132,000	1.85
December 18, 2013	86,970	0.20
June 23, 2014	525,000	1.48
June 23, 2014	50,000	0.20
July 15, 2014	1,458,341	1.26
December 23, 2014	25,000	1.37
January 22, 2015	100,000	1.23

(b) Warrant Issuances

On April 16, 2012, in connection with an equity placing we issued warrants over 177,045 ordinary shares, with an exercise price of £0.60 to Nplus1 Singer Capital Markets Limited (formerly Singer Capital Markets Limited) , the Company’s nominated advisor and joint-broker at the time.

On November 22, 2013, in connection with the acquisition of MuOx Limited we issued warrants over 354,090 ordinary shares, with an exercise price of £0.20 per ordinary share, to Isis Innovation Limited.

(c) Ordinary Share Issuances

On April 16, 2012, we issued an aggregate 8,333,333 ordinary shares to certain new and existing investors and certain of our directors and officers, for aggregate consideration of £5 million.

On July 23, 2013, we issued an aggregate 4,613,470 ordinary shares to new and existing investors and certain of our directors and officers, for aggregate consideration of £4.6 million.

On November 22, 2013, we in connection with the acquisition of MuOx Limited, we issued an aggregate 1,770,442 ordinary shares to the shareholders of MuOx Limited in a share for share exchange.

On August 29, 2013, we issued 50,000 ordinary shares to Nplus1 Singer Capital Markets Limited upon exercise of warrants at an exercise price of £1.00 per share for proceeds of £0.05 million.

On March 4, 2014, we issued an aggregate 16,923,077 ordinary shares to new and existing investors and certain of our directors and officers, for aggregate consideration of £22 million.

On October 28, 2014, we issued 56,285 ordinary shares upon the exercise of options for aggregate consideration of £0.03 million.

No underwriters were involved in the foregoing issuances of securities. These issuances were deemed exempt from registration requirement because they were made outside of the United States pursuant to Regulation S under the Securities Act, were issued pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, relative to transactions by an issuer not involving any public offering.

Item	8. Exhibits and financial statement schedules

(a)	The Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item	9. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item	16F. Change in Registrant’s Certifying Accountant

In June 2013, following a competitive bidding process, our Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be appointed to replace BDO LLP as chartered accountants and registered auditors in the U.K. beginning with the fiscal year ending January 31, 2014. BDO LLP resigned as our statutory auditor on July 18, 2013.

PricewaterhouseCoopers LLP has performed audits of our consolidated financial statements as of January 31, 2013 and 2014, and for each of the two years in the period ended January 31, 2014, which are included at the end of the prospectus that forms a part of this Registration Statement, in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

BDO LLP performed a statutory audit of our financial statements, prepared under International Financial Reporting Standards as adopted by the European Union, for the fiscal year ending January 31, 2013 in accordance with International Standards on Auditing (U.K. and Ireland). Neither BDO LLP’s report relating to the statutory audit, nor the historic financial statements, prepared under International Financial Reporting Standards as adopted by the European Union, are included or incorporated by reference in this Registration Statement. BDO LLP’s statutory audit report did not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope or accounting principles, although BDO LLP stated in their statutory audit report that:

“This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.”

In connection with the statutory audit performed by BDO LLP under International Standards on Auditing (U.K. and Ireland) of our financial statements, prepared under International Financial Reporting Standards as adopted by the European Union, for the fiscal year ended January 31, 2013, we did not have any disagreements with BDO LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of BDO LLP would have caused BDO LLP to make reference to such matter in its report. We have requested that BDO LLP furnish a letter addressed to the Securities and Exchange Commission stating whether BDO LLP agrees with the above statements, and, if not, stating the respects in which it does not agree. Such letter is included as Exhibit 16.1 to this Registration Statement on Form F-1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on February 27, 2015.

SUMMIT THERAPEUTICS PLC

By:	/s/ Glyn Edwards
Name: Glyn Edwards
Title: Chief Executive Officer; Executive Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Glyn Edwards Glyn Edwards	Chief Executive Officer; Executive Director (Principal Executive Officer)	February 27, 2015

/s/ Erik Ostrowski Erik Ostrowski	Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2015

* Frank M. Armstrong	Chairman	February 27, 2015

* Barry Price	Non-Executive Director	February 27, 2015

* Stephen Davies	Non-Executive Director	February 27, 2015

Signature	Title	Date

* Leopoldo Zambeletti	Non-Executive Director	February 27, 2015

* Valerie Andrews	Non-Executive Director	February 27, 2015

* David Wurzer	Non-Executive Director	February 27, 2015

*By:	/s/ Erik Ostrowski
Erik Ostrowski
Attorney-in-Fact

SUMMIT THERAPEUTICS INC. Authorized Representative in the United States

By:	/s/ Erik Ostrowski
Name: Erik Ostrowski
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Association of the Registrant

4.1*	Form of Deposit Agreement among Registrant, The Bank of New York Mellon, as depositary, and all Owners and Holders of ADSs issued thereunder

4.2*	Form of American Depositary Receipt (included in exhibit 4.1)

4.3*	Warrant Instrument, dated April 4, 2012, creating warrant to subscribe for shares in Registrant issued to Singer Capital Markets Limited

4.4*	Warrant Instrument, dated November 22, 2013, relating to Warrants in Registered Form to Subscribe for Ordinary Shares in Registrant

4.5*	Specimen certificate evidencing ordinary shares of the Registrant

5.1	Opinion of Fasken Martineau LLP

8.1*	Tax opinion of Wilmer Cutler Pickering Hale and Dorr LLP

8.2	Tax opinion of Fasken Martineau LLP

10.1†*	Grant Agreement, entered into as of December 15, 2011, by and between Duchenne Partners Fund and the Registrant

10.2†*	MDA Venture Philanthropy Grant Contract, entered into as of December 15, 2011, by and between Muscular Dystrophy Association, Inc. and the Registrant

10.3†	Translation Award Funding Agreement, entered into as of October 19, 2012, by and between the Wellcome Trust Limited and the Registrant

10.4†*	Agreement for the Sponsorship of a Research Programme, dated November 22, 2013, between The Chancellor Masters and Scholars of the University of Oxford; Isis Innovation Limited; and the Registrant

10.5†*	Deed of Licence of Know-How, dated November 22, 2013, by and between Isis Innovation Limited and MuOx Limited

10.6†*	Supplemental Variation Deed, dated July 24, 2014, between Isis Innovation Limited and MuOx Limited

10.7†*	Option Agreement, dated November 22, 2013, by and among between Isis Innovation Limited, The Chancellor Masters and Scholars of the University of Oxford and the Registrant

10.8†*	Variation Agreement, dated July 16, 2014, by and between The Chancellor Master and Scholars of the University of Oxford, Isis Innovation Limited and the Registrant

10.9*	Lease, dated June 21, 2013, between MEPC Milton Park No. 1 Limited and MEPC Milton Park No. 2 Limited on behalf of MEPC Milton LP and the Registrant

10.10*	Service Agreement, effective as of January 14, 2015, by and between Cambridge Innovation Center and Summit Therapeutics Inc.

10.11*	2005 Enterprise Management Incentive Scheme

10.12*	Letter of Appointment, dated November 20, 2014, by and between Summit Therapeutics Inc. and Valerie Andrews

10.13*	Letter of Appointment, dated November 21, 2012, by and between the Registrant and Frank Armstrong

Exhibit No.	Description

10.14*	Letter of Appointment, dated December 19, 2013, by and between the Registrant and Stephen Davies

10.15*	Letter of Appointment, dated August 8, 2013, by and between the Registrant and Barry Price

10.16*	Letter of Appointment, dated April 16, 2014, by and between the Registrant and Leopoldo Zambeletti

10.17*	Letter of Appointment, dated February 18, 2015, by and between the Registrant and David Wurzer

10.18*	Form of Deed of Indemnity

16.1*	Letter of BDO LLP regarding change in certifying accountant

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in exhibit 8.1)

23.2	Consent of Fasken Martineau LLP (included in exhibit 5.1)

23.3*	Consents of PricewaterhouseCoopers LLP

24.1*	Power of attorney for David Wurzer

*	Previously filed.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.